Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Square, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-208098 and 333-210087) of Square, Inc. and subsidiaries of our report dated February 24, 2017, with respect to the consolidated balance sheets of Square, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10-K of Square, Inc.

/s/ KPMG LLP
San Francisco, California
February 24, 2017